Contact:

Ana Lopez

Evan Smith, CFA / Erica Pettit

SFBC International, Inc.

KCSA Worldwide

305-895-0304

212-896-1251 / 212-896-1248

SFBC International’s Definitive Merger Agreement with PharmaNet Will Create a Global
Full-Service Drug Development Company

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Conference Call and Webcast on Thursday, November 4, 2004 at 8:30 a.m. Eastern Time to Discuss Accretive Transaction to Significantly Expand SFBC’s Clinical Development Business and Geographic Presence

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Solid Strategy, Solid Growth Will Result in Top 10 Public Contract Research Organization

MIAMI, November 3, 2004 -- SFBC International, Inc. (NASDAQ: SFCC), a provider of specialized drug development services to global and specialty pharmaceutical, biotechnology and generic drug companies, announced today that it has signed a definitive merger agreement with PharmaNet, Inc., a private international drug development company headquartered in Princeton, NJ. With the addition of PharmaNet, SFBC International will become a well-balanced global leader in early and late stage drug development with one of the broadest and highest quality service offerings to support the growing drug development needs of pharmaceutical, biotechnology, medical device and generic drug industries around the world. The transaction is expected to be completed by the end of 2004. The company will host a conference call and Webcast on Thursday, November 4, 2004 at 8:30 a.m. ET. Additional details are below.

The merger provides the combined company with the size, breadth of services and financial stability to support the growing demand for outsourced drug development services. In addition, PharmaNet will bring the following key attributes to the combined organization:

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Leading global Phase II-IV platform with 19 offices on five continents enabling optimal site selection, timely patient recruitment and the efficient conduct of complex worldwide clinical trials.

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An impeccable reputation for high quality, service-oriented drug development capabilities – in June 2004, PharmaNet was reported to be the highest rated CRO in a survey of European clinical investigative sites across 21 countries conducted by CenterWatch, a leading industry trade publication. Similarly positive results were reported for PharmaNet following a CenterWatch survey conducted in the United States in the previous year.

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Strong development expertise in all therapeutic areas with specific focus in attractive, high growth fields including oncology, neurosciences, cardiology and infectious diseases.

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Attractive customer base comprising global pharmaceutical and biotechnology companies, as well as a wide range of small to mid-sized pharmaceutical, biotechnology and medical device companies.

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Leading IT, data management and biostatistics platform.

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Highly respected senior management with proven track record in the Phase II-IV segment of the market.

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Impressive historical growth track record and well positioned for future growth based on currently contracted backlog.

For the nine months ended September 30, 2004 PharmaNet’s unaudited net revenue was approximately $88.3 million and unaudited EBITDA was approximately $15.7 million. Year to date, PharmaNet has realized approximately $187.8 million in new business awards. In addition, PharmaNet’s contracted backlog totals an all-time company high of $260.2 million, giving significant visibility to expected performance over the next twelve months.

The agreement provides for the purchase of 100% of the stock of PharmaNet for approximately $245 million in cash. SFBC intends to finance the transaction primarily with cash on its balance sheet and the proceeds of new $160 million senior secured credit facilities, for which SFBC has a commitment from UBS Securities LLC subject to the satisfaction of certain conditions. In connection with the transaction, key senior PharmaNet employees will purchase a specified number of restricted shares of SFBC’s common stock at the time of the closing.

“This merger provides a unique opportunity to significantly transform our company while enhancing our service offering in late stage clinical development and giving us immediate and greater access to resources in the United States, Europe (including Central and Eastern Europe), South America, Australia, and India,” stated Dr. Lisa Krinsky, Chairman and President of SFBC. “The combination of SFBC and PharmaNet will establish us as one of the top 10 largest public contract research organizations ranked by contract research revenue. The addition of PharmaNet will enhance our ability to meet the global needs of the pharmaceutical, biotechnology, medical device and generic drug industries as well as offer significant cross-selling opportunities and expedited access to a broader client base. PharmaNet’s reputation in the market further supports our commitment to delivering the highest quality services to our growing list of clients worldwide.”

Jeffrey P. McMullen, President and Chief Executive Officer of PharmaNet, stated, “We’re very excited about joining SFBC. We believe that SFBC has the resources and commitment necessary to support PharmaNet’s growth strategy, which is based on providing the highest levels of expertise and quality with a strong commitment to our clients and employees. The global PharmaNet team will remain in place and, with the support of SFBC, continue to build on our record of success. I look forward to our new involvement with SFBC as I have a great deal of respect for what they have accomplished over the past several years.”

“With this transaction, we will be combining two highly complementary businesses to create one company that is a leader across a broad array of services and geographic locations, which is increasingly important to clients,” commented Arnold Hantman, Chief Executive Officer of SFBC. “Together, SFBC and PharmaNet will have a leading position in major areas of both early and late stage drug development services. The addition of PharmaNet will also provide a significant opportunity to increase utilization of SFBC’s established central lab operations. We believe the merger will give SFBC the scale, reach, and additional expertise and talent to significantly enhance and drive our growth and profitability in 2005 and beyond. In addition, it will improve our ability to recruit the best and most talented employees, and to pursue even stronger strategic relationships with our clients.”

Dr. Gregory Holmes, Executive Vice President of SFBC, commented, “Both SFBC’s and PharmaNet’s clients will benefit from the expanded capabilities and efficiencies presented by this combination. We are highly committed to preserving the excellent relationships developed with the clients of both companies. Given that both organizations share excellent reputations and the same philosophy for client service, profitable growth, and employee development, we are confident in the ability of the combined company to continue to meet the global needs of pharmaceutical, biotechnology and generic drug companies.”

SFBC will enter into long-term employment agreements with PharmaNet’s senior management, including Mr. McMullen. Upon the closing of the transaction, Mr. McMullen will remain President and Chief Executive Officer of PharmaNet and will join the executive management team of SFBC. Mr. McMullen is expected to join SFBC’s Board of Directors at SFBC’s next Annual Meeting of Stockholders. In addition, all of PharmaNet’s approximately 750 current employees are expected to continue with SFBC.

Completion of the merger, which is subject to regulatory approval, the expiration of antitrust waiting periods and bank financing, is expected by the end of 2004. SFBC anticipates the merger will be meaningfully accretive to 2005 earnings per share.

Jefferies & Company acted as financial advisor to SFBC in connection with this transaction. UBS Investment Bank acted as financial advisor to PharmaNet.

Conference Call Information

SFBC will host a live conference call and listen-only Webcast to discuss its definitive merger agreement with PharmaNet at 8:30 a.m. ET on Thursday, November 4, 2004. To participate in the conference call, please dial 800-473-6123 (United States) or 973-582-2706 (International). A listen-only Webcast of the conference call will be available at www.sfbci.com.

For those unable to participate in the live conference, there will be an audio replay available from November 4, 2004 at 11:00 a.m. ET through November 18, 2004 at 11:59 p.m. ET, by dialing 877-519-4471 (United States) or 973-341-3080 (International) and entering the pass code: 5364290 for both telephone numbers. In addition, a replay of the live Webcast will also be available at www.sfbci.com from November 4, 2004 at 11:00 a.m. ET through December 3, 2004 at 11:59 p.m. ET.

About PharmaNet

Co-founded in 1996 by Dr. G. H. Besselaar, Mr. McMullen and several of the members of the current executive team, PharmaNet provides a complete range of clinical development and consulting services to the pharmaceutical, biotechnology, and medical device industries. With strategically placed offices and clinical research professionals throughout the world, PharmaNet offers expertise for regional and global product development programs. The company offers clinical development expertise in the following areas: Strategic Planning Protocol/CRF Design, Consulting, Project Management, Site Selection and Management, Trial Monitoring, Information

Technology Including Electronic Data Capture, Data Management and Biostatistics, Quality Control/Assurance, Late-Stage Services and Regulatory Affairs. The company also has specialized expertise in the areas of biotechnology, global safety and pharmacovigilance, infectious disease, large trials, neuroscience, and oncology. Dr. Besselaar, who passed away in March of 2004, was regarded by many as the grandfather of the clinical research outsourcing industry and was one of the first to establish a clinical development company dedicated to the conduct of global clinical trials in the mid-1970’s.

About SFBC International, Inc.

SFBC International, Inc. is a contract research organization, providing a range of specialized drug development services to pharmaceutical, biotechnology and generic drug companies. The company is a provider of early clinical development services, specializing primarily in the areas of Phase I clinical trials and bioanalytical laboratory services, including early clinical pharmacology, as well as a range of complementary services. Additional information is available at the Company's website, www.sfbci.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act") including the merger providing a unique opportunity to transform SFBC, PharmaNet’s projected backlog, the merger driving SFBC’s growth and profitability, the closing of the merger, the merger being significantly accretive in 2005, being well positioned for future growth, and continue building on PharmaNet’s record of success. Additionally words such as "seek," "intend," "believe," "plan," "estimate," "expect," "anticipate" and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include, but are not limited to, the merger may not be consummated by the expected closing or at all; expiration of antitrust regulatory periods; financial market conditions which negatively impact the ability of UBS Securities to syndicate the necessary financing; SFBC’s ability to integrate PharmaNet, its clients and its employees or to achieve the benefits anticipated by the merger; regulatory changes; cancellation of contracts; changes affecting the clinical research industry; a reduction of outsourcing by pharmaceutical and biotechnology companies; our ability to compete internationally in attracting pharmaceutical companies in order to develop additional business; our clients’ ability to provide the drugs and medical devices used in our clinical trials; and the economic climate nationally and internationally as it affects drug development operations. Further information on the Company's risk factors is contained in the Company's Form 10-K and other filings with the Securities and Exchange Commission.

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